Exhibit 99.1

June 6, 2019

Re: Impinj patent-infringement lawsuit against NXP

To our partners and end users in the RAIN RFID community,

Today Impinj filed a U.S. patent infringement lawsuit against NXP, citing 26 Impinj patents that NXP’s UCODE endpoint ICs infringe. These patents cover key Impinj technologies such as AutoTune™, Integra™, Enduro™ and FastID™, as well as Impinj circuit designs and implementations. For two years we have tried to resolve this matter out of court. Disappointingly, NXP repeatedly refused to meet with us to address the issue. Consequently, we were left with no choice but to file this lawsuit.

It is disheartening to me to see a large company copy the patented inventions of a small, creative company like ours. Impinj is passionately inventive. Our more-than 250 issued and allowed patents are the hard-earned fruits of that passion and our significant investment, dedication and sheer hard work. They also are the foundation of our market leadership. As CEO, I take my responsibility to protect Impinj’s inventions seriously. We simply cannot acquiesce to the misappropriation of so much of our intellectual property.

To our valued partners and end users, I do not want this lawsuit to deter RAIN adoption and it should not. There remain plenty of non-infringing endpoint ICs on the market. And Impinj is making every effort to avoid disrupting your supply chains, for example by not seeking an injunction on NXP’s highest-volume endpoint IC. Please reach out to me at chrisdiorio@impinj.com if you have concerns.

To all in the RAIN industry, I reiterate our unwavering support for global, royalty-free standards. In accordance with the GS1® IP policy, we will continue to provide reciprocal, royalty-free access to our intellectual property necessary to practice the GS1® Gen2 protocol. None of the patent claims we asserted today are necessary to practice Gen2.

As one of the founders and leaders of the RAIN industry, Impinj will continue innovating to further advance our market. Our recently announced Impinj M700 is one example of that continued innovation. We will also stand up for what is right. I believe our action today to repudiate IP copying and affirm the importance of fair and lawful competition will ultimately help foster a vibrant RAIN market.

Chris Diorio

CEO, Impinj, Inc